 Exhibit 5.1

50 West Liberty Street, Suite 1000, Reno, Nevada 89501-1950 Telephone: 775.323.1980	3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169 Telephone: 702.387.6073

December 16, 2022

Agrify Corporation

76 Treble Cove Road

Building 3, Unit 3

Billerica, Massachusetts 01862

Re:	Agrify Corporation/Registration Statement on Form S-3 (File No. 333-265710)

Ladies and Gentlemen:

We have acted as special Nevada counsel to Agrify Corporation, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (a) 11,884,615 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (b) 1,500,000 pre-funded warrants (the “Pre-Funded Warrants”) to purchase and equal number of shares of Common Stock (the “Pre-Funded Warrant Shares”) with an exercise price equal to $0.001 per share; (c) warrants (the “Common Stock Warrants”) to purchase an aggregate of 26,769,230 shares of Common Stock (the “Common Warrant Shares”) with an exercise price equal to $0.65 per share. The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Common Stock Warrants, and the Common Warrant Shares are collectively referred to herein as the “Securities.” The Securities are being offered, sold, and issued under the terms of an Underwriting Agreement, dated December 16, 2022, between the Company and Canaccord Genuity, LLC, as underwriter.

The Securities are being registered under the above-referenced Registration Statement (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus that forms a part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement thereto dated December 16, 2022 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(a)	the Registration Statement;

(b)	a form of the Pre-Funded Warrants;

(c)	a form of the Common Stock Warrants; and

(d)           resolutions of the Board of Directors and such other matters as relevant related to the (i) approval of the Underwriting Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Underwriting Agreement, (ii) issuance and the registration of the Securities under the Securities Act, and (iii) such other matters as relevant.

December 16, 2022

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company corporate charter documents and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed:

(a)               the legal capacity of all natural persons executing the documents;

(b)               the genuineness of all signatures on the documents;

(c)               that the Underwriting Agreement is enforceable in accordance with its terms;

(d)               that the Pre-Funded Warrants and Common Warrants are governed by the laws of the State of Nevada notwithstanding that such agreements provide that they are governed by the laws of New York law;

(e)               the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(f)                that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; and

(g)               other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

The opinions expressed herein are subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, including, without limitation, limitations on the availability of equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). Certain remedial provisions specified in the Pre-Funded Warrants and Common Warrants may be limited by applicable law, provided that such limitations do not make the remedies provided therein inadequate for the practical realization of the benefits of the security intended to be afforded thereby. We express no opinion as the validity or enforceability of the provisions of the Pre-Funded Warrants and Common Warrants purporting to grant or consent to exclusive jurisdiction in any court, purporting to waive objections to venue, purporting to waive personal service of process in connection with any judicial process, or purporting to waive trial by jury.

December 16, 2022

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)               the Shares have been duly authorized, and when issued against payment in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and nonassessable;

(b)               the Pre-Funded Warrants and the Common Stock Warrants have been duly authorized, and when issued against payment in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

(c)               the Pre-Funded Warrant Shares and the Common Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants and the Common Stock Warrants in accordance with the terms thereof and the Company’s charter documents, including, without limitation, the payment in full of the applicable consideration, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada (as to which we express no opinion).

       We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.